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                                                                   EXHIBIT 10.56


                    EMPLOYMENT AND NON-INTERFERENCE AGREEMENT


                  This Employment and Non-Interference Agreement (this "Agreement"), is dated as of April 1, 1997 (the "Effective Date"), by and between Dr. Shelley A. Harrison (the "Executive") and SPACEHAB, Incorporated, a Washington corporation (the "Company").


                                   WITNESSETH:

         WHEREAS, the Company wishes to retain the future services of Executive for the Company;

         WHEREAS, Executive is willing, upon the terms and conditions set forth in this Agreement, to provide services hereunder; and

         WHEREAS, the Company wishes to secure Executive's non-interference, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Nature of Employment

         Subject to Section 3, the Company hereby employs Executive, and Executive agrees to accept such employment, during the Term of Employment (as defined in Section 3(a)), as Chief Executive Officer of the Company and to undertake such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Chairman, Board of Directors of the Company, or such other appropriately authorized or designated executive officer of the Company, provided however, that nothing herein shall require Executive to relocate his principal residence from the Long Island, New York area.

     2.  Extent of Employment

         (a) During the Term of Employment, Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the Board of Directors of the Company, or such other appropriately authorized or designated executive officer of the Company, and shall abide by the rules, customs and usages from time to time established by the Company.

         (b) During the Term of Employment, Executive shall devote such business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations under this Agreement (except for vacation periods


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and reasonable periods of illness or other incapacity), consistent with past practices and norms with respect to similar positions, provided however, that the Company acknowledges that Employee is a General Partner in several venture capital funds and is a director, consultant and/or advisor to certain companies and associations. The Company specifically agrees that such current and future activities of the same general type and scope are permitted under the terms of this Agreement and are not in derogation of Employee's duties and obligations under this Agreement.

         (c) Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in accordance with the laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

         3.   Term of Employment; Termination

         (a) The "Term of Employment" shall commence on the Effective Date and shall continue for a term ending on March 31, 2000 (the "Initial Term"), subject to automatic annual renewal for one-year terms thereafter (the "Additional Term"), unless either the Company or Executive notifies the other party of its intent not to renew within ninety (90) days prior to the end of the Initial Term. Should Executive's employment by the Company be earlier terminated pursuant to Section 3(b), the Term of Employment shall end on the date of such earlier termination.

         (b) Subject to the payments contemplated by Section 3(d), the Term of Employment may be terminated at any time by the Company:

              (i)   upon the death of Executive;

              (ii) in the event that because of physical or mental disability, Executive is unable to perform and does not perform his duties hereunder, for a continuous period of 90 days, and an experienced, recognized physician specializing in such disabilities certifies as to the foregoing in writing;

              (iii) for Cause or Material Breach (each as defined in Section 3(d));

              (iv) upon the continuous poor or unacceptable performance of Executive's duties to the Company, in the sole judgment of the Board of Directors of the Company, which has remained uncured for a period of 90 days after the delivery of notice by the Company to the Executive of such dissatisfaction with Executive's performance; or


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              (v)   for any other reason not referred to in clauses (i) through
         (iv), or for no reason, such that this Agreement shall be construed as terminable at will by the Company.

Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company's business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Material Breach or Cause. Termination shall become effective upon the delivery by the Company to Executive of notice specifying such termination and the reasons therefor, subject to the requirements for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

         (c) Subject to the payments contemplated by Section 3(d), the Term of Employment may be terminated at any time by Executive:

              (i)   upon the death of Executive;

              (ii) in the event that because of physical or mental disability, Executive is unable to perform and does not perform his duties hereunder, for a continuous period of 90 days, and an experienced, recognized physician specializing in such disabilities certifies as to the foregoing in writing;

              (iii) as a result of the Company's material reduction in Executive's authority, perquisites, position, title or responsibilities (other than such a reduction by the Company because of a temporary illness or disability or such a reduction which affects all of the Company's senior executives on a substantially equal or proportionate basis as a result of financial results, conditions, prospects, reorganization, workout or distressed condition of the Company), or the Company's willful, material violation of its obligations under this Agreement, in each case, after 30 days' prior written notice by Executive to the Company and its Board of Directors and the Company's failure thereafter to cure such reduction or violation within such 30 days; or

              (iv) voluntarily or for any reason not referred to in clauses (i) through (iii), or for no reason, in each case, after 90 days' prior written notice to the Company and its Board of Directors.


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         (d)  For the purposes of this Section 3:

         "Cause" shall mean any of the following: (i) Executive's conviction of any crime or criminal offense involving the unlawful theft or conversion of substantial monies or other property or any other felony (other than a criminal offense arising solely under a statutory provision imposing criminal liability on the Executive on a per se basis due to the offices held by the Executive); or
(ii) Executive's conviction of fraud or embezzlement.

         "Material Breach" shall mean any of the following: (i) Executive's breach of any of his fiduciary duties to the Company or its stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company; (ii) Executive's willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations prescribed by Sections 1 and 2 (other than arising solely due to physical or mental disability); (iii) Executive's habitual drunkenness or substance abuse which materially interferes with Executive's ability to discharge his duties, responsibilities or obligations prescribed by Sections 1 and 2; (iv) Executive's willful, continual and material breach of any noncompetition or confidentiality agreement with the Company, including without limitation, those set forth in Sections 8 and 9 of this Agreement; and (v) Executive's gross neglect of his duties and responsibilities, as determined by the Company's Board of Directors; in each case, for purposes of clauses (i) through (v), after the Company or the Board of Directors has provided Executive with 30 days' written notice of such circumstances and the possibility of a Material Breach, and Executive fails to cure such circumstances and Material Breach within those 30 days.

              (i)  In the event Executive's employment is terminated pursuant to
         Section 3(b)(i) [death], 3(b)(ii) [disability] or 3(b)(v) [any other reason or no reason] or 3(c)(i) [death], 3(c)(ii) [disability] or 3(c)(iii) [material reduction], the Company will: (A) pay to Executive (or his estate or representative) the full amounts to which the Executive would be entitled to under Section 4(a) for the period from effectiveness of termination through the eighteenth month anniversary of termination; and (B) pay to Executive (or his estate or representative) the benefits described in Section 6 through the eighteenth month anniversary of termination.

              Payment of the amounts and provision of the benefits described above will be made in accordance with the timetable and schedule for such payments contemplated therefor as if such termination did not occur, and will be subject to the other provisions of this Agreement, including Section 3(g) and Sections 8 and 9. If the Company makes the payments required by this Section 3(d)(i), such payments will constitute severance and liquidated damages, and the Company will not be obligated to pay any further amounts to Executive under this Agreement or otherwise be liable to Executive in connection with any termination.


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              (ii) In the event Executive's employment is terminated pursuant to
         Section 3(b)(iii) [Cause or Material Breach], 3(b)(iv) [poor performance], or 3(c)(iv) [voluntary], the Company will not be obligated to pay any further amounts to Executive under this Agreement.

         (e) In the event the Term of Employment is terminated and the Company is obligated to make payments to Executive pursuant to Section 3(d)(i), Executive shall not be under a duty to seek to obtain alternative employment; and if Executive thereafter obtains alternative employment, the Company's payment obligations under Section 3(d)(i), including its obligation to provide insurance coverage, if any, will not be mitigated or reduced by Executive's compensation under such alternative employment.

         (f) In the event the Term of Employment is terminated and the Company is obligated to make payments pursuant to Section 3(d)(i), Executive hereby waives any and all claims against the Company and its respective officers, directors, employees, agents, or representatives, stockholders and affiliates relating to his employment during the term hereof and this Agreement.

         (g) Termination of the Term of Employment will not terminate Sections 3(d), 3(f), and 8 through 22.

         4.   Compensation

         During the Term of Employment, the Company shall pay to Executive:

         (a) As base compensation for his services hereunder, in bi-monthly installments, a base salary at a rate in the first year of this Agreement of $275,000 per annum, in the second year of the Agreement of $300,000 per annum and in the third year of the Agreement of $325,000. Such amounts may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Board of Directors based upon an annual review by the Compensation Committee of the Board of Directors of Executive's performance.

         (b) An annual bonus, if any, based on Executive's performance as determined and approved by the Compensation Committee of the Board of Directors.

         5.   Reimbursement of Expenses

         During the Term of Employment, the Company shall pay all expenses, including without limitation, transportation, lodging and food for Executive to travel between his home and the Company's headquarters and to any of its other offices, to attend conventions, conferences and meetings that the Company determines are necessary or in the best interest of the Company, and for any ordinary and reasonable expenses incurred by Executive in the conduct of the Business of the Company.


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         6.  Benefits

         During the Term of Employment, Executive shall be entitled to benefits (including health, disability, pension and life insurance benefits consistent with Company policy, or as increased from time to time), in each case, in accordance with guidelines or established from time to time, by the Board of Directors for senior executives of the Company.

         7.  Stock Options

         As a condition of entering into this Agreement, outstanding stock options held by Executive will be treated as follows:

              1. On January 20, 1997, the 120,000 options granted to Executive in October 1995 were cancelled and an additional 60,000 options were issued at an exercise price of $5.75. These options were vested immediately. The Company also committed that an additional 60,000 options will be granted to Executive at the Compensation Committee meeting to be held in August 1997 when annual grants of options to employees are to be considered. The exercise price for these options will be at fair market value at the time of grant and they will be immediately vested.

              2. With reference to the 331,000 options granted in April and August 1996, said options shall remain outstanding and an additional 231,700 options shall be granted to Executive on April 25, 1997 with an exercise price equal to the closing market price on that date. On that date said options shall be fully vested.


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         8.   Confidential Information

         (a) Executive acknowledges that his employment hereunder gives him access to Confidential Information relating to the Company's Business and its customers which must remain confidential. Executive acknowledges that this information is valuable, special, and a unique asset of the Company's Business, and that it has been and will be developed by the Company at considerable effort and expense, and if it were to be known and used by others engaged in a Competitive Business, it would be harmful and detrimental to the interests of the Company. In consideration of the foregoing, Executive hereby agrees and covenants that, during and after the Term of Employment, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for Executive's own benefit or for the benefit of anyone other than the Companies, Confidential Information (as defined in Section 11), whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 11). Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Companies, except as required in his normal course of employment by the Company. Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Executive agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. Executive agrees that all Confidential Information of the Companies (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Companies (and not to Executive). Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

         (b) In the event that Executive breaches his obligations in any material respect under this Section 8, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to Executive under this Agreement.

         (c) The terms of this Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

         9.   Non-Interference


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         (a)  Executive acknowledges that the services to be provided give him the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company, and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Executive covenants and agrees that:

              (i) During the Restricted Period (which shall not include any period of violation of this Agreement by the Executive), Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any Competitive Business without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of Executive referred to above occur or are performed within or without the Market or (C) whether Executive resides, or reports to an office, within or without the Market; provided, however, that (x) Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Executive may accept employment with a successor company to the Company.

              (ii) During the Restricted Period (which shall not include any period of violation of this Agreement by Executive), Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.


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              (iii) The scope and term of this Section 9 would not preclude him from earning a living with an entity that is not a Competitive
         Business.

         (b) The terms of this Section 9 shall survive termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

         10.  Inventions

         (a) Each invention, improvement or discovery made or conceived by Executive, either individually or with others, during the term of his employment with the Company, which invention, improvement or discovery is related to any of the lines of business or work of the Companies, any projected or potential activities which the Companies have investigated or hereinafter investigates, or which result from or are suggested by any service performed by Executive for the Company, whether patentable or not, shall be promptly and fully disclosed by Executive to the Company. Executive assigns each such invention, improvement or discovery, and the patents thereof, or related thereto, to the Company. Executive shall, during the term of his employment with the Company and thereafter without charge to the Company, but at the request and expense of the Company, assist the Company in obtaining or vesting in itself patents upon such improvements and inventions. All such inventions, improvements or discoveries shall at all times become and remain the exclusive property of the Company. Executive represents that he does not claim ownership of any inventions, improvements, formulae or discoveries which are excluded from this Agreement.

         (b) In the event that Executive breaches his obligations in any material respect under Sections 8, 9 or this Section 10, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to Executive under this Agreement.

         11.  Definitions

         "Business" means (a) the design, manufacture, lease and operation of pressurized habitable space capsules and those other businesses and activities that are described in the Company's Form 10-K for the fiscal year ended June 30, 1996, or (b) any similar, incidental or related business conducted or pursued by, or engaged in, or proposed to be conducted or pursued by or engaged in, by the Companies prior to the date hereof or at any time during the Term of Employment.

         "Cause" is defined in Section 3(d).

         "Companies" means the Company and any of its direct or indirect subsidiaries, now existing or hereafter existing.

         "Company" is defined in the introduction.


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         "Competitive Business" means any business which competes, directly or indirectly, with the Business in the Market.

         "Confidential Information" means any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, information relating to the special and particular needs of the Companies' customers operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Executive not permissible hereunder.

         "Executive" means the individual identified in the first paragraph of this Agreement, or his or her estate, if deceased.

         "Market" means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted or pursued by, engaged in by the Companies prior to the date hereof or is conducted or engaged in or pursued, or is proposed to be conducted or engaged in or pursued, by the Companies at any time during the Term of Employment.

         "Material Breach" is defined in Section 3(d).

         "Non-Interference Period" means the period commencing on the date of this Agreement and continuing through the twelfth month anniversary of the termination of the Term of Employment.

         "Prior Employment Agreement" is defined in Section 13(a).

         "Restricted Period" means the period commencing on the date of this Agreement and continuing through the twelfth month anniversary of the termination of the Term of Employment.

         "Subsidiary" means any corporation, limited liability company, joint venture, limited and general partnership, joint stock company, association or any other type of business entity of which the Company owns, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the voting securities at the time of determination.


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         "Term of Employment" is defined in Section 3(a).

         12.  Notice

         Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

         If to Executive:          Dr. Shelley A. Harrison
                                   5 Norma Lane
                                   Dix Hills, NY 11746

         If to Company:            SPACEHAB, Incorporated
                                   1595 Spring Hill Road, Suite 3600
                                   Vienna, Virginia 22182
                                   Attention:  President

                                   with a copy to:
                                   Frank E. Morgan II
                                   Dewey Ballantine
                                   1301 Avenue of the Americas
                                   New York, New York 10019

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

         13.  Previous Agreements; Executive's Representation

         (a) Attached hereto as Annex A are all previous employment or severance agreements, if any, by and between Executive and the Company (collectively, the "Prior Employment Agreements"). Executive and the Company hereby cancel, void and render without force and effect all Prior Employment Agreements, and the Executive releases and discharges the Company from any further obligations or liabilities thereunder. Notwithstanding the foregoing, the terms and provisions in any Prior Employment Agreement relating to any grants of stock options or other derivative securities for the purchase of the Company's common stock, no par value per share, shall remain in full force and effect and shall not be amended in any manner as a result of the execution of this Agreement.

         (b) Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive's prior employment, which would be


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breached or violated by Executive's execution of this Agreement or by
Executive's performance of his duties hereunder.

         14.  Other Matters

         Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Companies' stockholders, directors, officers, affiliates, representatives, agents or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

         15.  Validity

         If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

         16.  Severability

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 9 or any other provision hereof is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.

         17.  Waiver of Breach; Specific Performance

         The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 8, 9 and 10 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement against the other party, the party against whom judgement is rendered in such action shall pay the prevailing party's costs and expenses, including but not limited to, attorneys' fees, incurred in such action.


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         18.  Assignment; Third Parties

         Neither Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of the Companies and the stockholders and investors therein are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive's agreements set forth in Sections 8, 9 and 10.

         19.  Amendment; Entire Agreement

         This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior Agreements, understandings and commitments with respect to such subject matter.

         20.  Litigation

         THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF VIRGINIA, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. SUBJECT TO SECTION 21, EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA OR THE UNITED STATES DISTRICT COURTS IN THE NORTHERN DISTRICT OF VIRGINIA. EXECUTIVE AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 20 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

         21.  Arbitration

         EXECUTIVE AND THE COMPANY AGREE THAT ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR


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IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT
MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN ARLINGTON, VIRGINIA, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF VIRGINIA. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. UPON THE CONCLUSION OF ARBITRATION, EXECUTIVE OR THE COMPANY MAY APPLY TO ANY COURT OF THE TYPE DESCRIBED IN SECTION 20 TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. IN CONNECTION WITH THE FOREGOING, THE PARTIES HEREBY WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER.

         22.  Further Action

         Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

         23.  Counterparts

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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
         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.


                                            EXECUTIVE:

                                               /s/ Dr. Shelley A. Harrison
                                            ------------------------------------
                                                   Dr. Shelley A. Harrison




                                            SPACEHAB, INCORPORATED


                                            By:     /s/ Chester M. Lee
                                               ---------------------------------
                                                        Chester M. Lee
                                                        President


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                                     ANNEX A



                                      None.


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